Exhibit 10.1

Lease Agreement

Lessor (hereinafter referred to “Party A”):       Shaojun Yang
ID Number: 44140219631021021X

Lessee (hereinafter referred to as “Party B”):      Meizhou Ramada Limited
Address: Meiyuan Street, Binfang Road, Meijiang District, Meizhou, Guangdong, China

According to the Contract Law of the People's Republic of China and relevant regulations, Party A and Party B, have voluntarily and on the basis of equality, fairness and integrity, reached an contract to entered into this agreement.

Article 1 Premise Location

Party A agrees to lease the Premise (hereinafter referred to as “Premise”) situated at Meiyuan Street, Binfang Road, Meijiang District, Meizhou, Guangdong, China whole building.

Article 2 Lease Term

Lease period is 10 years, from 1 January 2008 to 31 December 2017. The lessor has the right to renew the existing terms of lease for another 10 years. Party B should notify Party A 60 days before the expiry of lease period if renew the lease, and re-sign the lease agreement is required.

Article 3 Rental

The agreed rental amount is Rmb 50,000 per month. Party B shall pay the rent in terms of cash to Party A. Party B shall pay the rent on or before 10 days before end of every calendar month to party A. If the rent shall be unpaid after it is due and payable, Party A shall have the right and Party B shall be liable to pay a late payment charge equal to 5% of such rent per day. If the rent has not been paid more than 15 days, Party B will found in breach of contract and Party A will reserve the right to terminate the contract immediately and take back the Premise.

Article 4 Leasing Term Premise Repair

After Party A lease the Premise to Party B, Party B shall be liable to repair and maintain the Premise, Party A shall not responsible for repair. If the Premise no longer lease to Party B, Party B shall not damage or Malfunction of the Premise and should also maintain Premise facilities and equipment in good condition.

Article 5 Party B Responsibilities

During the lease term, if Party B sublet this Premise to third party, must first apply in written consent to Party A and have written consent approval on sublet to third party from Party A. Party B shall pay off all expenses, and go through the relevant procedures in order for the third party become Party B of this agreement.

Any damages or malfunction of equipment, facilities and housing structure, Party B shall be liable to repair and maintain the same.  After Lease expiration or termination of the agreement, Party B must ensure this Premise with no damage on equipment, facilities and maintain the same to the Party A.

Party A Signature	Party B Authorized Signature and Chop MEIZHOU RAMADA LIMITED
/s/Shao Jun Yang
Shao Jun Yang
Date: Year Month Day	Date: Year Month Day